                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                                (RULE 13D-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.)*





                          LEAPFROG ENTERPRISES, INC.
                                ----------------
                                (NAME OF ISSUER)


                    COMMON STOCK, $1.00 PAR VALUE PER SHARE
                         ------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   52186N106
                                 --------------
                                 (CUSIP NUMBER)


                       ----------------------------------
                       (HOLDINGS AS OF DECEMBER 31, 2007)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [X] Rule 13d-1(b)

       [_] Rule 13d-1(c)

       [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 52186N106

-------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Met Investors Advisory, LLC
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (a) [_]
    (b) [_]

    Not Applicable
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Maryland
-------------------------------------------------------------------------------
              5.  Sole Voting Power:

                  None
             ------------------------------------------------------------------
 NUMBER OF    6.  Shared Voting Power:
   SHARES
BENEFICIALLY      2,294,411*
  OWNED BY   ------------------------------------------------------------------
    EACH      7.  Sole Dispositive Power:
 REPORTING
   PERSON         0
    WITH     ------------------------------------------------------------------
              8.  Shared Dispositive Power:

                  2,294,411*
   --------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,294,411*
   --------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


   --------------------------------------------------------------------------
   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.41%
   --------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON

       IA
   --------------------------------------------------------------------------

* Note 1: Met Investors Advisory, LLC, ("Met Investors") an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of Met Investors Series Trust (the "Trust"), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, MetLife Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of the Trust.

-------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Met Investors Series Trust
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [_]
    (b) [_]

    Not Applicable
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
              5.  Sole Voting Power:

                  None
             ------------------------------------------------------------------
 NUMBER OF    6.  Shared Voting Power:
   SHARES
BENEFICIALLY      2,294,411
  OWNED BY   ------------------------------------------------------------------
    EACH      7.  Sole Dispositive Power:
 REPORTING
   PERSON         0
    WITH     ------------------------------------------------------------------
              8.  Shared Dispositive Power:

                  2,294,411
   --------------------------------------------------------------------------
    9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,294,411 shares
   --------------------------------------------------------------------------
   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


   --------------------------------------------------------------------------
   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.41%
   --------------------------------------------------------------------------
   12. TYPE OF REPORTING PERSON

       IV
   --------------------------------------------------------------------------

ITEM 1(A)

Name of Issuer:                        Leapfrog Enterprises, inc.

ITEM 1(B)

Address of Issuer's Principal
Executive Offices:
                                       6401 Hollis Street
                                       Emeryville, CA 94608-1089

ITEM 2(A)

Name of Person Filing:
                                       1) Met Investors Advisory, LLC

                                       2) Met Investors Series Trust

ITEM 2(B)

Address of Principal Business Office
or, if none, Residence:
                                       5 Park Plaza, Suite 1900

                                       Irvine, CA 92614

ITEM 2(C)

Citizenship:
                                       1) Maryland

                                       2) Delaware

ITEM 2(D)

Title of Class of Securities:
                                       Common Stock, (the "Shares")

ITEM 2(E)

CUSIP Number:
                                       52186N106

ITEM 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                 78c).

  (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

  (d) [X] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

  (e) [X] An investment adviser in accordance with
          (S)240.13d-1(b)(1)(ii)(E);

  (f) [_] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);

  (g) [_] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);

  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

  (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

  (j) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

ITEM 4 OWNERSHIP

ITEM 4(A):

Amount Beneficially Owned:                            2,294,411 shares

ITEM 4(B):

Percent of Class:                                     6.41%

ITEM 4(C):

Number of shares as to which such person has:

    (i)   sole power to vote or to direct the vote:   None

    (ii)  shared power to vote or to direct the vote: 2,294,411

  (iii)sole power to dispose or to direct
       the disposition of:                    0

   (iv)shared power to dispose or to direct
       the disposition of:                    2,294,411

ITEM 5                                        Ownership of Five Percent or
                                              Less of a Class:

                                              Not Applicable.

ITEM 6                                        Ownership of More than Five
                                              Percent on Behalf of Another
                                              Person:

                                              Not Applicable.

ITEM 7                                        Identification and
                                              Classification of the
                                              Subsidiary which Acquired the
                                              Security Being Reported on by
                                              the Parent Holding Company:

                                              Not Applicable.

ITEM 8                                        Identification and
                                              Classification of Members of
                                              the Group:

                                              Not Applicable.

ITEM 9                                        Notice of Dissolution of Group:

                                              Not Applicable.

ITEM 10 CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

Met Investors Advisory, LLC

By: /s/ Richard. C. Pearson
    --------------------------


Met Investors Series Trust

By: /s/ Richard. C. Pearson
    --------------------------